PRESS RELEASE

FOR IMMEDIATE RELEASE                                        RSH-2007-06

For further information contact:
Martin O. Moad
Vice President and Treasurer
(817) 415-2383
investor.relations@radioshack.com

RadioShack Corporation Announces Significant Improvement in Net Income and Cash Balance

Fort Worth, Texas, April 30, 2007 - RadioShack Corporation (NYSE: RSH) today announced net income of $42.5 million or $0.31 per diluted share for the quarter ended March 31, 2007 versus net income of $8.4 million or $0.06 per diluted share for the quarter ended March 31, 2006. First quarter net income was favorably impacted by improved gross margin, a reduction in selling, general and administrative (SG&A) expenses and an increase in interest income when compared to the prior year period.

The results for the quarter were impacted by two unusual items. The negative impact of costs related to employee separations included in SG&A expenses ($8.5 million pre-tax) was more than offset by an increase to gross profit ($14.0 million pre-tax) associated with the recapture of federal telecommunications excise tax. The prior year period’s results included a charge for impairment of fixed assets which reduced the company’s 2006 first quarter pre-tax income by $8.9 million. The items noted above increased earnings per share in the March 2007 quarter by $0.02 and decreased earnings per share in the March 2006 quarter by $0.04.

RadioShack’s cash balance increased by $418 million at the end of first quarter of 2007 to $463 million from $45 million at the end of first quarter of 2006. The increase in cash was driven by improved working capital management and cash generated from net income partially offset by cash used in share repurchases of $45.2 million under the company’s share repurchase program. As of March 31, 2007, $163 million remained available for share repurchase under the repurchase program.

First quarter 2007 comparable store sales were down 9.2% versus the prior year. Total sales decreased in the first quarter of 2007 to $992 million, down 14.5%, from total sales of $1,160 million for the previous year. The declines in the postpaid wireless business continue to impact both the comparable store and total sales results. In addition, total sales were impacted by 506 fewer company-operated stores and kiosks when compared to last year.

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“We took the opportunity earlier this year to warn that same store sales numbers for the first quarter were likely to be challenging, given the highly promotional nature of our business in the first quarter last year. And so it proved. Nonetheless, against this background we were able to produce financial results which reflected steady improvement in our operating economics,” stated Julian C. Day, chairman and chief executive officer.

First quarter 2007 gross margin rate was 52.0% versus 48.3% for the same period of the previous year, an increase of 370 basis points. The increase was driven primarily by improved inventory management, improved product mix and to a lesser extent the federal telecommunications excise tax benefit mentioned above.

SG&A expenses were $412 million in the first quarter of 2007, down $84 million or 16.9% versus the prior year. The decrease was due to cost reductions in payroll, advertising and outside services, partially offset by the costs associated with the employee separations discussed above.

Free cash flow1improved significantly when compared to last year’s first quarter. RadioShack generated $37 million in free cash flow in the first quarter of 2007 versus a cash use of $310 million in the first quarter of 2006. The increase in cash generation was a result of improved inventory management and more prudent capital expenditures, combined with higher net income.

“We are encouraged by our progress, both in improvement of gross margin and management of SG&A expenses, resulting in a significant increase in both net income and cash balance,” stated Jim Gooch, chief financial officer. “While we recognize and are focused on our top-line sales challenges, particularly in the wireless business, we will continue to bring a disciplined approach to the management of our business, with the goals of improving profitability, strengthening our balance sheet and driving cash flow.”

RadioShack Corporation filed today with the SEC its Form 10-Q for the quarter ended March 31, 2007.

Forward-Looking Statements

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”). These forward-looking statements are indicated by words such as “anticipate,” “intention,” “expect” and other similar words or phrases. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments and company performance. Factors that could significantly change results include, but are not limited

1 Free cash flow, a non-GAAP financial measure, is defined as net cash from operating activities minus additions to property, plant, and equipment (a.k.a. capital expenditures) minus dividends paid. See reconciliation of net cash from operating activities to free cash flow on page 7.

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to, sales performance, economic conditions, product demand, expense levels, competitive activity, interest rates, changes in the company’s financial condition, availability of products, the regulatory environment and factors affecting the retail category in general. Additional information regarding these and other factors is described in the company’s filings with the SEC, including its most recent annual report on Form 10-K and quarterly report on Form 10-Q.

About RadioShack Corporation

RadioShack Corporation (NYSE: RSH) is one of the nation’s most experienced and trusted consumer electronics specialty retailers. The company has a presence through more than 6,000 company-operated stores and dealer outlets in the United States, over 100 RadioShack locations in Mexico and nearly 800 wireless phone kiosks. RadioShack’s dedicated force of knowledgeable and helpful sales associates has been consistently recognized by several independent groups as providing the best customer service in the consumer electronics and wireless industries. Operating from convenient and comfortable neighborhood and mall locations, RadioShack stores deliver personalized product and service solutions within a few short minutes of where most Americans either live or work. For more information on RadioShack Corporation, or to purchase items online, visit www.radioshack.com.

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RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)
(In millions, except per share amounts)
	Three Months Ended		Increase/
	March 31,		(Decrease)
	2007	2006	2007 vs 2006
Net sales and operating revenues	$992.3	$1,160.0	$(167.7)
Cost of products sold	475.9	599.4	(123.5)
Gross profit	516.4	560.6	(44.2)
Operating expenses:
Selling, general and administrative	412.0	495.7	(83.7)
Depreciation and amortization	29.2	32.0	(2.8)
Impairment of long-lived assets	0.6	8.9	(8.3)
Total operating expenses	441.8	536.6	(94.8)

Operating income	74.6	24.0	50.6

Interest income	6.5	0.8	5.7
Interest expense	(10.6)	(10.6)	---
Other loss	(1.0)	(0.6)	(0.4)
Income before income taxes	69.5	13.6	55.9
Provision for income taxes	27.0	5.2	21.8
Net income	$42.5	$8.4	$34.1

Net income per share:
Basic:
Basic income per share	$0.31	$0.06
Assuming Dilution:
Diluted income per share	$0.31	$0.06

Shares used in computing net income per share:
Basic	136.2	135.8	0.4
Diluted	137.1	135.8	1.3
Shares outstanding	135.4	135.3	0.1

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RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)
(In millions)

	Mar. 31, 2007	Dec. 31, 2006	Mar. 31, 2006
Assets
Cash and cash equivalents	$463.2	$472.0	$45.4
Accounts and notes receivable, net	168.8	247.9	265.4
Inventories	650.8	752.1	960.0
Other current assets	131.1	127.6	148.1
Total current assets	1,413.9	1,599.6	1,418.9
Property, plant and equipment, net	365.8	386.3	455.8
Other assets, net	104.1	84.1	104.1
Total assets	$1,883.8	$2,070.0	$1,978.8

Liabilities and Stockholders' Equity
Short-term debt, including current maturities of long-term debt	$178.5	$194.9	$163.7
Accounts payable	182.3	254.5	211.9
Accrued expenses and other current liabilities	330.6	442.2	330.3
Income taxes payable	3.6	92.6	42.5
Total current liabilities	695.0	984.2	748.4
Long-term debt, excluding current maturities	342.0	345.8	491.9
Other non-current liabilities	147.3	86.2	127.4
Total liabilities	1,184.3	1,416.2	1,367.7
Stockholders' equity	699.5	653.8	611.1
Total liabilities and stockholders' equity	$1,883.8	$2,070.0	$1,978.8

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RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(In millions)
	Three Months ended March 31,
	2007	2006
Cash flows from operating activities:
Net income	$42.5	$8.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29.2	32.0
Provision for credit losses and bad debits	0.3	0.2
Impairment of long-lived assets	0.6	8.9
Other items	1.6	3.9
Changes in operating assets and liabilities:
Accounts and notes receivable	79.1	43.8
Inventories	101.4	4.9
Other current assets	(10.0)	(26.7)
Accounts payable, accrued expenses, income taxes payable, and other	(196.9)	(358.0)
Net cash provided by (used in) operating activities	47.8	(282.6)
Cash flows from investing activities:
Additions to property, plant and equipment	(10.7)	(27.2)
Proceeds from sale of property, plant and equipment	1.3	0.8
Other investing activities	(0.3)	(0.2)
Net cash used in investing activities	(9.7)	(26.6)
Cash flows from financing activities:
Purchases of treasury stock	(45.2)	--
Sale of treasury stock to employee stock plans	--	7.5
Proceeds from exercise of stock options	19.9	0.1
Changes in short-term borrowings and outstanding checks, net	(21.6)	125.5
Reductions of long-term borrowings	--	(2.5)
Net cash (used in) provided by financing activities	(46.9)	130.6
Net decrease in cash and cash equivalents	(8.8)	(178.6)
Cash and cash equivalents, beginning of period	472.0	224.0
Cash and cash equivalents, end of period	$463.2	$45.4

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RADIOSHACK CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)
(In millions)

FREE CASH FLOW
	Three Months Ended		Increase/
	March 31,		(Decrease)
	2007	2006	2007 vs 2006
Net cash provided by operating activities	$ 47.8	$ (282.6)	$ 330.4
Less:
Additions to property, plant and equipment	10.7	27.2	(16.5)
Free cash flow	$ 37.1	$ (309.8)	$ 346.9

Management believes free cash flow, a non-GAAP financial measure, to be a relevant indicator of RadioShack's ability to repay maturing debt, change dividend payments or fund other uses of capital. Free cash flow should not be used by investors or others as the sole basis for formulating decisions or as a substitute for measures prepared in accordance with GAAP as it excludes a number of important items. Management also compensates for limitations in free cash flow by also using GAAP financial measures in managing RadioShack.

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